Exhibit 99.1

Appliance Recycling Centers of America, Inc.
7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

Appliance Recycling Centers of America Reports Fourth Quarter and Full Year 2009 Results

MINNEAPOLIS—March 1, 2010—Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI) today reported operating results for the fourth quarter and fiscal year ended January 2, 2010.

Highlights for the fiscal year include:

•                  Awarded six new recycling contracts servicing utilities in Colorado, Maryland, Minnesota, New Mexico, South Carolina and Washington.

•                  Reached the milestone of recycling 10,000 refrigerators and freezers for Ameren Illinois Utilities (AmerenCIPS, AmerenCILCO, AmerenIP) Act On Energy® Recycling Program.

•                  Comparable retail revenues for the fourth quarter increased 2.9%.

•                  Completed a sale-leaseback of the Company’s St. Louis Park, Minnesota facility, which generated net proceeds of $2.0 million in cash used to pay down existing debt on its line of credit.

Fourth Quarter Financial Overview

Total revenues for the fourth quarter of 2009 decreased 9.5% to $23.7 million from $26.2 million in the fourth quarter of 2008. ARCA reported a fourth quarter 2009 operating loss of $1.2 million compared to an operating loss of $0.3 million during the same period of 2008. Fourth quarter 2009 comparable retail revenues from the ApplianceSmart Factory Outlets open for the past twelve months decreased 6.0%, and total retail revenues decreased 4.7% to $16.8 million from $17.6 million during the same period of 2008. In fiscal 2009, the fourth quarter included 13 weeks compared to 14 weeks of the comparable period in 2008.  Normalizing for the additional week in fiscal 2008, comparable retail revenues increased 2.9%. The normalized increase in comparable store revenues was due primarily to higher levels of customer traffic. Recycling revenues decreased 23.3% to $5.9 million in the fourth quarter of 2009 compared to revenues of $7.6 million in the same period of 2008. The decrease in recycling revenues compared to the fourth quarter of 2008 was primarily the result of a planned

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volume reduction for one contract in California. Byproduct revenues increased 13.8% to $1.1 million in the fourth quarter of 2009 compared to revenues of $0.9 million in the fourth quarter of 2008. The increase in byproduct revenues was primarily the result of higher scrap metal prices compared to the fourth quarter of 2008.

Overall gross profit as a percentage of total revenues declined to 25.2% for the fourth quarter of 2009 compared to 29.6% for the fourth quarter of 2008. Gross profit for the retail segment was 20.8% in the fourth quarter of 2009 compared to 29.0% in the same quarter of 2008. The year-over-year decline was related primarily to retail price compression. Gross profit for the recycling segment was 36.2% for the fourth quarter of 2009 compared to 30.7% for the same quarter of 2008, primarily as a result of tightening cost controls at the Company’s existing recycling facilities, improving revenues and profitability for some of the recycling contracts that existed in both 2008 and 2009, and improving the economic model for some of the new recycling contracts.

Selling expenses decreased $0.1 million to $5.0 million or 21.3% of total revenues in the fourth quarter of 2009 compared to $5.1 million or 19.4% of total revenues for the fourth quarter of 2008. The decrease in selling expenses was due primarily to lower occupancy costs from obtaining rent concessions and non-renewal of a factory outlet lease in Texas, partially offset by a $0.3 million or $0.06 per share charge related to terminating a factory outlet lease in Georgia. General and administrative expenses decreased $0.8 million to $2.1 million or 8.9% of total revenues in the fourth quarter of 2009 compared to $2.9 million or 11.2% of total revenues for the fourth quarter of 2008. The decrease in general and administrative expenses was due primarily to cost containment initiatives implemented throughout 2009.

The Company recorded a tax benefit of $46,000 for the fourth quarter of 2009 related primarily to its Canadian operations. The Company’s loss from continuing operations for the fourth quarter of 2009 was $1.4 million or $0.30 per share compared to a loss from continuing operations of $0.7 million or $0.14 per share in the fourth quarter of 2008. The net loss for the fourth quarter of 2009 was $1.4 million compared to $1.7 million in the comparable period of 2008.  The fourth quarter 2009 net loss included non-cash share-based compensation expense of $0.1 million and was consistent with the non-cash share-based compensation expense in the fourth quarter of 2008. The net loss in the fourth quarter of 2008 included a loss from discontinued operations of $0.24 per share.

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Fiscal Year 2009 Financial Overview

Total revenues in 2009 declined 8.7% to $101.3 million compared to total revenues of $111.0 million in 2008. This overall decrease was the effect of a $1.2 million or 1.5% decrease in retail revenues and an $8.5 million or 24.6% decrease in recycling and byproduct revenues combined. Fiscal 2009 included 52 weeks compared to 53 weeks in 2008.  Normalizing for the additional week in fiscal 2008, comparable retail revenues decreased 10.5%. For the first three quarters of 2009, recycling and byproduct revenues decreased compared to 2008 primarily as a result of a planned volume reduction for one contract in California, lower recycling volumes on other contracts and lower scrap metal prices, combined with a later-than-anticipated start of a major utility’s annual appliance replacement program in 2009.  Byproduct revenues increased in the fourth quarter of 2009 as a result of higher scrap metal prices compared to the fourth quarter of 2008.

Overall gross profit in 2009 as a percentage of total revenues was 28.0% compared to 32.1% in 2008. The decline was due primarily to price compression on product in the Company’s retail segment to remain competitive during the current economic downturn. Gross profit in 2009 for the retail segment was 25.4% compared to 31.8% in 2008. Gross profit in 2009 for the recycling segment was 35.6% compared to 32.6% in 2008. The increase in gross profit for recycling was due primarily to cost-saving efforts in several areas, including labor, transportation and non-renewal of two off-site warehouses, along with the reasons previously noted for the fourth quarter of 2009.

Selling expenses increased $1.2 million to $21.1 million or 20.8% of total revenues in 2009 compared to $19.9 million or 17.9% of total revenues in 2008. The increase in selling expenses was due primarily to additional occupancy costs from operating more factory outlet stores. General and administrative expenses in 2009 decreased $2.2 million to $9.5 million or 9.3% of total revenues compared to $11.7 million or 10.5% of total revenues in 2008. The decrease in general and administrative expenses was due primarily to cost containment initiatives implemented throughout 2009, including reducing corporate expenses over $1.0 million as a result of cost-cutting in various areas as a result of process improvements, salary reductions and headcount eliminations.

The Company reported a tax provision of $5,000 in 2009 compared to $0.7 million in 2008. The decline is a result of recording a discrete item in the second quarter of 2009 related to additional Canadian tax deductions determined by completing a detailed transfer pricing study. The Company

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recognized a tax benefit of approximately $0.2 million related solely to its Canadian operations compared to the original tax provision estimate for fiscal 2008. The Company also recorded a provision for income taxes of $0.2 million in 2009 related to taxable income generated by its Canadian operations.

The Company’s loss from continuing operations in 2009 was $3.3 million or $0.73 per share compared to income from continuing operations of $1.9 million or $0.41 per share in 2008. The net loss for 2009 was $3.3 million and included non-cash share-based compensation expense of $0.6 million compared to net income of $0.4 million which included non-cash share-based compensation expense of $0.5 million in 2008.  The net loss in 2008 included a loss from discontinued operations of $0.33 per share.

2009 Recycling Operations Growth and Future Opportunities

In 2009, the Company signed contracts to provide appliance recycling services for the customers of several major electric utility companies, including:

•                  Xcel Energy — During the second quarter, the Company signed a contract to support Xcel Energy’s Refrigerator Recycling Program, which was launched in the third quarter in Colorado and New Mexico.

•                  Baltimore Gas & Electric (BGE) — A contract was signed during the second quarter to begin providing refrigerator and freezer recycling services in the third quarter for BGE’s Smart Energy Savers ProgramSM in Maryland.

•                  Santee Cooper - During the fourth quarter, the Company signed a multi-year contract and commenced operations in South Carolina to support Santee Cooper’s Refrigerator Rebate Program.

•                  Southern Maryland Electrical Cooperative (SMECO) — The Company was awarded a contract by ICF International in the fourth quarter to provide refrigerator and freezer recycling services for SMECO’s customer-members from January 2010 through December 2011.

•                  Puget Sound Energy (PSE) — The Company was contracted to recycle approximately 12,000 old, operating refrigerators and freezers in Washington from January 2010 through December 2011 for PSE’s residential electric customers.

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•                  Great River Energy (GRE) — In the fourth quarter, the Company was awarded a contract by GRE to provide refrigerator and freezer recycling services for its member cooperatives’ residential electric customers in Minnesota. The GRE program is scheduled to begin in April 2010 and run through September 2010.

Additionally, the Company is in negotiations for other recycling opportunities, with plans to finalize various contracts over the next several months.

The Company and Ameren Illinois Utilities (AmerenCIPS, AmerenCILCO, AmerenIP) reached a milestone in October 2009, successfully recycling 10,000 refrigerators and freezers for the Act On Energy® Recycling Program. The Act On Energy® Recycling Program aims to improve energy efficiency in Ameren Illinois Utilities’ service territory by encouraging customers to turn in pre-1993 refrigerators and freezers for recycling. Units manufactured before 1993 typically use two to four times more electricity than newer ENERGY STAR® models and cost their owners $150 to $225 per unit annually in excess energy costs.

In June 2009, the Company completed a $0.3 million investment in Diagnostico y Administracion de Logistica Inversa, S.A. de C.V. (DALI), a Mexican company. DALI is a joint venture that operates a refrigerator recycling program sponsored by the Mexican government. The recycling program is a four-year program that is funded annually with plans to recycle a total of 1.6 million refrigerators.

ApplianceSmart Factory Outlets

On November 16, 2009, the Company opened a 27,900-square-foot ApplianceSmart Factory Outlet in Cumming, Georgia, to serve the northeast suburbs of the Atlanta metropolitan area. In the third quarter 2009, the Company closed one underperforming ApplianceSmart Factory Outlet in the Atlanta market and one store in San Antonio when the facility lease expired. Through eight months of operation in 2009, these two stores combined generated $3.2 million in retail revenues and reported an operating loss of $0.3 million.

Sale-Leaseback Transaction

On September 25, 2009, the Company completed the sale-leaseback of its St. Louis Park building. The building is a 126,000-square-foot facility that includes the Company’s corporate office, a processing

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and recycling center, and an ApplianceSmart Factory Outlet store. Pursuant to the agreement entered into on August 11, 2009, the Company sold its St. Louis Park building for $4.7 million in cash and leased the building back over an initial lease term of five years. The sale of the building provided the Company with $2.0 million in cash after the repayment of the mortgage. The net proceeds were used to pay down existing debt on the Company’s line of credit. The sale-leaseback transaction also resulted in a $2.4 million deferred gain that will be recognized on a straight-line basis over the initial lease term of the building.

Edward R. (Jack) Cameron, ARCA’s President and Chief Executive Officer, commented: “Our ApplianceSmart Factory Outlets continued to be challenged by a weak economy in 2009, especially in our southern markets. In response, we continued to streamline our retail operations throughout the year to reduce our overhead expenses. We also renegotiated existing contracts with major manufacturers, which we believe will result in increased margins beginning in 2010. We have engaged a consulting group to help us analyze our marketing efforts, including evaluating the effectiveness of our current advertising venues and messages and to explore new directions for reaching consumers. Finally, we are eager to see the impact of the ARRA-funded ENERGY STAR® rebates on our appliance sales as state programs roll out over the next six months.

“The expansion of our appliance recycling business in 2009 has been very encouraging as we look ahead to 2010 and beyond. Signing an agreement with GE to collect, process and recycle appliances marked the culmination of our efforts to instigate a major paradigm shift in how old appliances are managed in the U.S. Additionally, we have signed several new contracts to provide turnkey appliance recycling services for energy efficiency programs across the U.S. and have begun operating in new areas of the country. We are extremely pleased that our gross profit for the recycling segment increased in 2009 due to the significant cost-cutting initiatives we instituted throughout our recycling operations. We believe we are well positioned to leverage new opportunities in the coming year and are confident our appliance recycling business will continue to grow.”

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION, CONTACT:
Edward R. (Jack) Cameron, CEO, or
Peter Hausback, EVP and CFO
(952) 930-9000

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About ARCA

ARCA (www.arcainc.com) is one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities. The Company is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world’s leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. Through its ApplianceSmart operation (www.appliancesmart.com), ARCA also is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of March 2010, ApplianceSmart was operating 19 factory outlets: six in the Minneapolis/St. Paul market; one in the Rochester, Minn., market; four in the Columbus, Ohio, market; six in the Atlanta market; and two in San Antonio, Texas.

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009
	(unaudited)	(unaudited)
Revenues:
Retail	$16,793	$17,621	$75,022	$76,179
Recycling	5,857	7,637	22,799	29,628
Byproduct	1,064	935	3,448	5,164
Total revenues	23,714	26,193	101,269	110,971

Costs of revenues	17,744	18,452	72,892	75,361
Gross profit	5,970	7,741	28,377	35,610
Selling, general and administrative expenses	7,160	7,998	30,538	31,575
Operating income (loss)	(1,190)	(257)	(2,161)	4,035

Other income (expense):
Interest expense, net	(258)	(337)	(1,158)	(1,377)
Other income (expenses), net	21	(63)	(14)	(55)
Income (loss) from continuing operations before income taxes	(1,427)	(657)	(3,333)	2,603
Provision for (benefit of) income taxes	(46)	3	5	739
Income (loss) from continuing operations	(1,381)	(660)	(3,338)	1,864
Loss from discontinued operations, net of tax	—	(383)	—	(812)
Loss on disposal discontinued operations, net of tax	—	(692)	—	(692)
Net income (loss)	$(1,381)	$(1,735)	$(3,338)	$360

Basic income (loss) per share:
Continuing operations	$(0.30)	$(0.14)	$(0.73)	$0.41
Discontinued operations	—	(0.24)	—	(0.33)
Net income (loss)	$(0.30)	$(0.38)	$(0.73)	$0.08

Diluted income (loss) per share:
Continuing operations	$(0.30)	$(0.14)	$(0.73)	$0.41
Discontinued operations	—	(0.24)	—	(0.33)
Net income (loss)	$(0.30)	$(0.38)	$(0.73)	$0.08

Weighted average number of shares outstanding:
Basic	4,578	4,578	4,578	4,571
Diluted	4,578	4,578	4,578	4,612

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	January 2,	January 3,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$2,799	$3,498
Accounts receivable, net of allowance of $41 and $292, respectively	4,252	6,056
Inventories, net of reserves of $519 and $115, respectively	16,785	18,834
Other current assets	532	950
Deferred income taxes	677	448
Total current assets	25,045	29,786
Property and equipment, net	4,139	6,967
Deferred income taxes	—	177
Restricted cash	700	—
Other assets	1,566	485
Total assets	$31,450	$37,415

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,364	$4,473
Checks issued in excess of bank balance	410	—
Accrued expenses	4,401	4,073
Line of credit	12,419	14,527
Current maturities of long-term obligations	544	579
Income taxes payable	188	362
Total current liabilities	21,326	24,014

Long-term obligations, less current maturities	1,963	4,892
Deferred gain	1,827	—
Deferred income tax liabilities	691	520
Total liabilities	25,807	29,426

Commitments and contingencies	—	—

Shareholders’ equity:
Common Stock, no par value; 10,000 shares authorized; issued and outstanding: 4,578 shares	17,278	16,221
Accumulated deficit	(11,267)	(7,929)
Accumulated other comprehensive loss	(368)	(303)
Total shareholders’ equity	5,643	7,989
Total liabilities and shareholders’ equity	$31,450	$37,415

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